UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

EZFILL HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

EZFILL HOLDINGS, INC.

67 NE 183rd Street, Miami, Florida 33169

305-791-1169

January [●], 2024

NOTICE OF WRITTEN CONSENT OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

To the Stockholders of EzFill Holdings, Inc.:

This Notice and the accompanying Information Statement are being furnished to the stockholders of EzFill Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), in connection with the corporate actions described below taken by the Company’s Board of Directors (“Board”) and by the holders of a majority of the Company’s voting capital stock. The holders of a majority of the Company’s voting capital stock, by written consents in lieu of meetings delivered on January 19, 2024 and January 25, 2024 pursuant to Section 228 of the Delaware General Corporation Law (“DGCL”) and Section 9 of Article II of our bylaws, provided approval for the following corporate actions, respectively (the “Authorizations”):

Item 1.	The authorization of the Company’s Board to effect a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), by a ratio of no less than 1-for-2 and no more than 1-for-4, with the exact ratio to be determined by the Board in its sole discretion (the “Reverse Stock Split”);

Item 2.	The approval of issuance of the Company’s Common Stock as required under NASDAQ Listing Rule 5635(d) in connection with the entry into the following by and between the Company and Next Charging LLC (“Next Charging”): (i) promissory notes, dated as of, July 5, 2023; August 2, 2023; August 30, 2023; September 6, 2023; September 13, 2023; November 3, 2023; November 21, 2023; December 4, 2023; December 13, 2023; December 18, 2023; December 20, 2023; December 27, 2023, January 8, 2024 and January 16, 2024 (the “Next Promissory Notes”); (ii) global amendment dated January 11, 2024 to the promissory notes dated as of July 5, 2023; August 2, 2023; August 30, 2023; September 6, 2023; September 13, 2023; November 3, 2023; November 21, 2023; December 4, 2023; December 13, 2023; December 18, 2023; and December 20, 2023 (the “Next Global Amendment 1”); and (iii) global amendment dated January 11, 2024 to the promissory notes dated as of December 27, 2023 and January 8, 2024 (the “Next Global Amendment 2”) (collectively, the Next Promissory Notes, as amended by the Next Global Amendment 1 and the Next Global Amendment 2, the “Next Charging Notes”). The Next Charging Notes contemplate issuance of shares of Common Stock of the Company pursuant to conversion rights available to Next Charging upon occurrence of events of default under the Next Charging Notes. Under NASDAQ Listing Rule 5635(d), the Company may not issue shares of Common Stock (or securities convertible into or exercisable for Common Stock) in other than public offerings without stockholder approval if the aggregate number of shares of Common Stock issued would be equal to or greater than 20% of the Company’s issued and outstanding shares of Common Stock as of the date of issuance;

Item 3.	Approval of a global amendment dated January 17, 2024 (the “AJB Global Amendment”) to the following promissory notes entered into by and between the Company and AJB Capital Investments, LLC (“AJB”): promissory note dated as of April 19, 2023, as amended by the amended and restated promissory notes dated May 17, 2023, September 22, 2023 and October 13, 2023 (each an “AJB Note” and collectively the “AJB Notes”). The agreements with AJB contemplate issuance of shares of Common Stock of the Company pursuant to conversion rights available to AJB upon occurrence of events of default under the promissory notes. Under NASDAQ Listing Rule 5635(d), the Company may not issue shares of Common Stock (or securities convertible into or exercisable for Common Stock) in other than public offerings without stockholder approval if the aggregate number of shares of Common Stock issued would be equal to or greater than 20% of the Company’s issued and outstanding shares of Common Stock as of the date of issuance; and

Item 4.	The authorization of the Company’s board to effect a change of name of the Company from “EzFill Holdings, Inc.” to “NextNRG, Inc.” (the “Name Change”) and filing of an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect the Name Change and the Reverse Split (“Certificate Amendment”).

Item 5.	An amendment to the EzFill Holdings, Inc. 2023 Equity Incentive Plan (the “Plan Amendment”) as adopted by the Board upon the recommendation of the Compensation Committee. The Plan Amendment relates to a decrease in the number of shares of Common Stock that shall be available for the grant of awards under the Plan from 2,900,000 shares of Common Stock to 2,250,000 shares of Common Stock effective solely upon approval by the shareholders.

Concurrently with the Authorizations, all of the members of the Board, by written consents in lieu of a meeting, as provided under the DGCL, provided similar authorizations.

This Information Statement is being furnished to our stockholders of record as of January 12, 2024 in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended, and the rules promulgated by the Securities and Exchange Commission thereunder, solely for the purpose of informing our stockholders of the actions taken by the written consent. As the matters set forth in this Information Statement have been duly authorized and approved by the written consent of the holders of more than a majority of the Company’s voting securities, your vote or consent is not requested or required to approve these matters. The Information Statement is provided solely for your information, and also serves the purpose of informing stockholders of the matters described herein pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules and regulations prescribed thereunder, including Regulation 14C. This Information Statement also serves as the notice required by Section 228 of the DGCL of the taking of a corporate action without a meeting by less than unanimous written consent of the Company’s stockholders. You do not need to do anything in response to this Notice and the Information Statement.

The actions taken by written consent of the majority stockholders will not become effective until the date that is twenty (20) calendar days after this Information Statement is first mailed or otherwise delivered to holders of our Common Stock as of the Record Date.

THIS IS NOT A NOTICE OF A MEETING AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors

/s/ Yehuda Levy
Yehuda Levy

Interim Chief Executive Officer

January [●], 2024

Nasdaq Requirements

The Company is subject to the NASDAQ Stock Market’s Listing Rules because our Common Stock is currently listed on the NASDAQ Capital Market (“NASDAQ”). The issuance of shares of our Common Stock under the agreements described under Items 1, 2 and 3 of this information statement implicate certain of the NASDAQ listing standards requiring prior stockholder approval in order to maintain our listing on NASDAQ.

The foregoing resolution for the transaction contemplated under Item 1 is required, among other reasons, because of Nasdaq Listing Rule 5110(a) which requires a listed company to apply for an initial listing application whereby the company combines with a non-Nasdaq entity, resulting in a change of control of the company. As determined by Nasdaq’s Listing Qualifications Staff in its letter dated August 29, 2023, the Company’s proposed transaction with Next Charging LLC (which will involve the Company issuing up to 100,000,000 shares of Common Stock) would result in a “change of control” thereby triggering Nasdaq Listing Rule 5110(a) requiring satisfaction of Nasdaq’s initial listing criteria and completion of `Nasdaq’s initial listing process prior to consummation of the transaction. Accordingly, in order to ensure compliance with this requirement as well as for other reasons specified under Item 1 below, the Company is effecting the Reverse Stock Split.

The foregoing resolutions for the transactions contemplated by the agreements under Item 2 and Item 3 above are required because under NASDAQ Listing Rule 5635(d), the Company may not issue shares of Common Stock (or securities convertible into or exercisable for Common Stock) in other than public offerings without stockholder approval if the aggregate number of shares of Common Stock issued would be equal to or greater than 20% of the Company’s issued and outstanding shares of Common Stock as of the date of issuance, and the price per share of Common Stock issued is less than the closing price immediately preceding the signing of the binding agreement or the average closing price of the Common Stock for the five trading days immediately preceding the signing of the binding agreement (the “Minimum Price”).

As a result of the foregoing resolution, on the date which is 20 calendar days after the date of mailing this Information Statement to its shareholders, the Company will comply with NASDAQ Listing Rule 5635(d), as the resolution will then constitute shareholder approval for the Company to issue shares of Common Stock to the Members, in an amount more than 19.99% of the then issued and outstanding Common Stock of the Company, even if the price per share of Common Stock issued in connection with the transactions is less than the Minimum Price.

Dissenters’ Right of Appraisal

No dissenters’ or appraisal rights under the DGCL are afforded to the Company’s stockholders as a result of the approval of the Authorizations.

The consent we have received constitutes the only stockholder approval required under the DGCL, NASDAQ Listing Rule 5635(d), our Certificate of Incorporation and our Bylaws, to approve the Reverse Split, the Next Charging Notes, the AJB Global Amendment, the Name Change and the Certificate Amendment. Our Board of Directors is not soliciting your consent or your proxy in connection with this action and neither consents nor proxies are being requested from stockholders.

Vote Required

The vote, which was required to approve the above Authorizations, was the affirmative vote of the holders of a majority of the Company’s voting stock. Each holder of Common Stock is entitled to one (1) vote for each share of Common Stock held.

The date used for purposes of determining the number of outstanding shares of the voting stock of the Company entitled to vote to approve the Reverse Split, the Name Change, the Certificate Amendment, the Plan Amendment and the transactions contemplated thereby is January 19, 2024 (the “Voting Record Date”). The record date for determining those shareholders of the Company entitled to receive this Information Statement is the close of business on [●], 2024 (the “Mailing Record Date”). As of the Voting Record Date, the Company had 4,516,531 shares of voting stock outstanding, with all 4,516,531 shares being Common Stock. All outstanding shares are fully paid and nonassessable.

Vote Obtained

Section 228(a) of the DGCL and Section 9 of Article II of our bylaws provide that any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, via written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The approximate ownership percentage of the voting stock of the Company as of the Voting Record Date of the consenting stockholders who voted to approve the Reverse Split, the Next Charging Notes, the AJB Global Amendment, the Name Change, the Certificate Amendment, the Plan Amendment and the transactions contemplated thereby totaled in the aggregate 53.86%.

Notice Pursuant to Section 228 of the DGCL

Pursuant to Section 228 of the DGCL, no advance notice is required to be provided to the other shareholders, who have not consented in writing to such action, of the taking of the stated corporate action without a meeting of stockholders. No additional action will be undertaken pursuant to such written consents, and no dissenters’ rights under the DGCL are afforded to the Company’s stockholders as a result of the action to be taken.

Pursuant to Section 228 of the DGCL, we are required to provide prompt notice of the taking of corporate action by written consent to our stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228 of the DGCL.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY

ITEM 1.

REVERSE STOCK SPLIT

Purpose of the Reverse Stock Split

To comply with NASDAQ’s initial listing standards.

The Board authorized the Reverse Stock Split with the primary intent of increasing the per share trading price of our Common Stock, which is publicly traded and listed on the Nasdaq Capital Market under the symbol, “EZFL.” , Pursuant to an exchange agreement dated as of August 10, 2023, as amended by the amended and restated exchange agreement dated November 2, 2023 (the “Exchange Agreement”) by and between the Company, the members (“Members”) of Next Charging LLC (“Next Charging”), and Michael D. Farkas, as the representative of the Members, the Company agreed to acquire 100% of the membership interest of the Members in Next Charging in consideration for the issue of 100,000,000 shares of Common Stock of the Company to the Members. On August 29, 2023, the Company received a letter from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company’s proposed transaction with Next Charging constitutes a business combination that results in a “Change of Control” pursuant to Nasdaq Listing Rule 5110(a). In its letter, the Staff highlighted that in accordance with such rule, the post-transaction entity would be required to satisfy Nasdaq’s initial listing criteria and to complete Nasdaq’s initial listing process prior to the consummation of the transaction contemplated under the Exchange Agreement.

The Board believes that effecting the Reverse Stock Split would be in the Company’s and our stockholders’ best interests and likely improve the trading price of our Common Stock, thereby enabling the Company to comply with Nasdaq Listing Rule 5110(a) prior to the consummation of the transaction. See “Principal Effects of the Reverse Stock Split - Effect on Market Price of our Common Stock” below. The Reverse Stock Split will become effective upon the filing of a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. The form of Certificate of Amendment is attached as Exhibit A to this Information Statement. The amendment will be effective approximately (but not less than) 20 days after the definitive information statement is mailed to stockholders.

To potentially attract investment capital.

With a high number of issued and outstanding shares of Common Stock, the price per share of our Common Stock may be too low for the Company to attract investment capital on reasonable terms. We believe that the Reverse Stock Split will make our Common Stock more attractive to a broader range of institutional investors, professional investors, and other members of the investing public.

To potentially improve the marketability and liquidity of our Common Stock.

The Board believes that an increased stock price resulting from the Reverse Stock Split may also improve the marketability and liquidity of our Common Stock. For example, many brokerages, institutional investors, and funds have internal policies that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers by restricting or limiting the ability to purchase such stocks on margin. Additionally, investors may be dissuaded from purchasing stocks below certain prices because brokers’ commissions, as a percentage of the total transaction value, can be higher for low-priced stocks.

We believe that the Reverse Stock Split will make our Common Stock a more attractive and cost-effective investment for many investors, which may enhance the liquidity of the holders of our Common Stock.

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To decrease the risk of market manipulation of our Common Stock.

The Board believes that the potential increase in stock price resulting from the Reverse Stock Split may reduce the risk of market manipulation of our Common Stock. By reducing market manipulation risk, we may also thereby potentially decrease the volatility of our stock price.

To provide us with flexibility with respect to our authorized Common Stock.

The Reverse Stock Split will effectively increase the number of authorized and unreserved shares of our Common Stock for future issuances by the amount of the reduction in outstanding Common Stock effected by the Reverse Stock Split. These additional shares would be available in the event that the Board determines that it is necessary or appropriate to: (i) provide financial flexibility to raise additional capital through the sale of equity securities, convertible securities, or other equity-linked securities; (ii) enter into strategic business transactions; (iii) provide equity incentives to directors, officers, and employees pursuant to equity compensation plans; and (iv) for other corporate purposes. The availability of additional shares of Common Stock is particularly important in the event that the Board needs to undertake any of the foregoing actions on an expedited basis, as market conditions permit and favorable financing and business opportunities become available, and thus without the potential delay associated with convening a special stockholders’ meeting at that time.

Specifically, as stated in the Information Statement filed by the Company on December 29, 2023, pursuant to the Exchange Agreement, the Company will be issuing 100,000,000 shares of Common Stock of the Company to the Members. In addition, the Company has also filed a preliminary prospectus on Form S-1 on November 28, 2023, as amended on December 15, 2023 for a firm commitment public offering of shares of its Common Stock (“Public Offering”). The issuance of shares of Common Stock of the Company pursuant to the transactions contemplated by the Exchange Agreement and Public Offering, the triggering of conversion events under the Next Charging Notes (as discussed below in Item 2) and the AJB Notes (as discussed below under Item 3) as well as the exercise of outstanding warrants into Common Stock (including any dividends on such shares that are paid in kind) could result in the issuance of a substantial number of shares of Common Stock.

Accordingly, the Board believes that the Reverse Stock Split is in the best interest of the Company and our stockholders to maintain Nasdaq listing compliance, facilitate capital raising, and enhance the marketability and liquidity of our Common Stock, among other reasons.

Principal Effects of the Reverse Stock Split

If the Company implements the Reverse Stock Split, it will result in the number of shares of the Common Stock held by each stockholder being reduced to a number of shares determined by dividing the number of shares held immediately before the Reverse Stock Split by the split denominator, and then rounding up to the nearest whole share. The Reverse Stock Split would not affect any stockholder’s percentage ownership interests in the Company or proportionate voting power, except to the extent that interests in fractional shares would be rounded up to the nearest whole share. Pursuant to the DGCL, the Reverse Stock Split only impacts outstanding shares and not authorized shares unless there is a corresponding decrease in the authorized shares of the Company pursuant to an amendment to the Company’s Certificate of Incorporation.

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Corporate Matters.

The Reverse Stock Split would have the following effect on the number of shares of Common Stock outstanding as of January 19, 2024:

●	in a 1-for-2 reverse stock split, every 2 shares owned by a stockholder would be exchanged for one share; and the number of shares of our Common Stock issued and outstanding will be reduced from 4,516,531 shares to 2,258,266 shares

●	in a 1-for-3 reverse stock split, every 3 shares owned by a stockholder would be exchanged for one share; and the number of shares of our Common Stock issued and outstanding will be reduced from 4,516,531 shares to 1,505,510 shares

●	in a 1-for-4 reverse stock split, every 4 shares owned by a stockholder would be exchanged for one share; and the number of shares of our Common Stock issued and outstanding will be reduced from 4,516,531 shares to 1,129,133 shares.

The Reverse Stock Split will be effected simultaneously for all of our outstanding Common Stock and the exchange ratio of the Reverse Stock Split and split denominator will be the same for all of our outstanding Common Stock. The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share. As described below, stockholders and holders of options holding fractional shares will have their shares rounded up to the nearest whole number. Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Exchange Act.

Effect on Market Price of our Common Stock.

The immediate effect of the Reverse Stock Split would be to reduce the number of shares of the outstanding Common Stock and to possibly increase the trading price of such Common Stock. However, the effect of any effected Reverse Stock Split upon the market price of the Common Stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances sometimes improves stock performance, but in many cases does not. There can be no assurance that the trading price of the Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of the Common Stock outstanding as a result of the Reverse Stock Split or remain at an increased level for any period. The trading price of the Common Stock may change due to a variety of other factors, including clinical trial results, other factors related to business and general market conditions.

Dilution.

You may also experience future potential substantial dilution of your percentage of ownership of the equity in the Company as a result of this Reverse Stock Split. While the Reverse Stock Split itself does not result in dilution (except with respect to the round up of fractional shares as discussed below), it makes available a substantial number of shares for future transactions by the Company, the consummation of which could result in substantial dilution.

Fractional Shares.

No scrip or fractional share certificates will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio of the Reverse Stock Split, will be entitled, upon surrender of certificate(s) representing these shares, to a number of shares rounded up to the nearest whole number and, accordingly, no money will be paid for a fractional share.

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Options and Warrants.

Holders of options and warrants to purchase shares of Common Stock, who upon exercise of their options or warrants would otherwise be entitled to receive fractional shares because they hold options or warrants which upon exercise would result in a number of shares of Common Stock not evenly divisible by the exchange ratio of the Reverse Stock Split, will receive a number of shares of Common Stock rounded up to the nearest whole number.

Authorized Shares.

The Company is currently authorized to issue 5,000,000 shares of Preferred Stock and 50,000,000 shares of Common Stock.

On November 21, 2023 and as disclosed in the information statement filed by the Company on December 29, 2023, the holders of a majority of the Company’s voting capital stock by written consents in lieu of meetings delivered also approved to increase the number of authorized shares of Common Stock from 50,000,000 to 500,000,000. The Company plans to file an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect such increase. The issuance in the future of additional shares of our Common Stock may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights of the currently outstanding shares of our Preferred Stock and Common Stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in future financings or otherwise. If we issue additional shares, the ownership interest of holders of our Preferred Stock and Common Stock would be diluted.

The additional shares of Common Stock that would become available for issuance if the Reverse Stock Split is implemented could also be used by the Company’s management to oppose a hostile takeover attempt or delay or prevent changes of control or changes in or removal of management, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. The Board has no plans to use any of the additional shares of Common Stock that would become available following the approval of the Reverse Stock Split, if any, for any such purposes.

Accounting Matters.

The par value per share of the Common Stock would remain unchanged after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on the balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the Reverse Stock Split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of the Common Stock outstanding. The Company does not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

Other Effects on Outstanding Shares.

If the Reverse Stock Split is implemented, the rights and preferences of the outstanding shares of the Common Stock would remain the same after the Reverse Stock Split. Each share of Common Stock issued pursuant to the Reverse Stock Split would be fully paid and non-assessable. The Reverse Stock Split would result in some stockholders owning “odd-lots” of less than one hundred (100) shares of the Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of one hundred (100) shares.

No Appraisal Rights.

Under the DGCL, stockholders are not entitled to appraisal rights with respect to the proposed Reverse Stock Split and amendment to our articles of incorporation.

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United States Federal Income Tax Consequences of the Reverse Stock Split.

The following is a summary of certain material U.S. federal income tax consequences of the Reverse Stock Split to a stockholder (hereinafter a “U.S. stockholder”) that is a “United States person,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”). It does not purport to be a complete discussion of all of the possible U.S. federal income tax consequences of the Reverse Stock Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. In addition, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our shares through such entities. The discussion below is based on the provisions of the U.S. federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the shares held by the stockholder prior to the Reverse Stock Split (“Old Shares”) were, and the shares owned by the stockholders immediately after the Reverse Stock Split (“New Shares”) will be, owned as “capital assets,” as defined in the Code (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. The discussion below regarding the U.S. federal income tax consequences of the Reverse Stock Split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder is urged to consult with his or her own tax advisor with respect to the tax consequences of the Reverse Stock Split.

No gain or loss should be recognized by a U.S. stockholder upon such stockholder’s exchange (or deemed exchange) of Old Shares for New Shares pursuant to the Reverse Stock Split. The aggregate tax basis (and the holding period) of the New Shares received in the Reverse Stock Split should be the same as such stockholder’s aggregate tax basis (and holding period) in the Old Shares being exchanged. Special tax basis and holding period rules may apply to holders that acquired different blocks of stock at different prices or at different times. Holders should consult their own tax advisors as to the applicability of these special rules to their particular circumstances.

Potential Anti-Takeover Effect of Certain Provisions.

Tender offers or other non-open market acquisitions of stock are usually made at prices above the prevailing market price. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels which are higher than would otherwise be the case. By increasing the number of shares available to authorize and issue, the Company has caused a potential anti-takeover effect by creating potential dilution to the number of outstanding shares. Such dilution will cause a party attempting a takeover to be required to buy more shares of the Company stock and to expend additional resources to accomplish such a measure.

Procedure for Effecting a Reverse Stock Split and Exchange of Stock Certificates

The Reverse Stock Split will become effective at such future date as determined by the Board (which we refer to as the “Effective Time”), but in no event earlier than the 20th calendar day after this Information Statement is mailed or furnished to the stockholders of record as of January [●], 2024. Moreover, although the Reverse Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed effective date if it determines that abandoning the Reverse Stock Split is in the best interests of the Company. No further action on the part of stockholders would be required to either effect or abandon the Reverse Stock Split.

If the Board elects to implement the Reverse Stock Split, the number of issued and outstanding shares of the Common Stock would be reduced in accordance with the exchange ratio of the Reverse Stock Split. The number of authorized shares of the Common Stock would remain unchanged.

As soon as practicable after the Effective Time, stockholders will be notified that the Reverse Stock Split has been effected. As of the Effective Time of the Reverse Stock Split, each certificate representing shares of the Common Stock before the Reverse Stock Split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of the Common Stock resulting from the Reverse Stock Split, except that holders of un-exchanged shares would not be entitled to receive any dividends or other distributions payable by us after the Effective Time until they surrender their old stock certificates for exchange. All shares, underlying options and other securities would also be automatically adjusted at the Effective Time.

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If the Company elects to exchange stock certificates, the Company expects that its transfer agent, Worldwide Stock Transfer, will act as exchange agent for purposes of implementing the exchange of stock certificates. In such event, as soon as practicable after the Effective Time, stockholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the Reverse Stock Split. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their certificates. No new certificates would be issued to a stockholder until such stockholder has surrendered the outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the Reverse Stock Split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the Reverse Stock Split, rounded up to the nearest whole share.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Item 2.

PROMISSORY NOTES between the Company and NEXT CHARGING LLC

This discussion qualified by reference to the Next Promissory Notes, and the Next Global Amendment 1 and the Next Global Amendment 2 which are incorporated by reference to this Information Statement. You should read the Next Charging Notes carefully as they are the legal documents that govern the transactions.

The Company and Next Charging entered into the Next Promissory Notes, and subsequently entered into the Next Global Amendment 1 and the Next Global Amendment 2 to amend the Next Promissory Notes (collectively, the Next Promissory Notes, as amended by the Next Global Amendment 1 and the Next Global Amendment 2, the “Next Charging Notes” and individually, each such Next Promissory Note as amended, a “Next Charging Note”). Additional details in relation to the Next Charging Notes are as follows:

Each Next Charging Note has an original issue discount equal to 10% of the aggregate original principal amount under such note. The unpaid principal balance of each Next Charging Note has a fixed rate of interest of 8% per annum for the first nine months, afterward, each Next Charging Note will begin to accrue interest on the entire balance at 18% per annum.

Unless the respective Next Charging Note is otherwise accelerated, or extended in accordance with the terms and conditions therein, the balance of each Next Charging Note, along with accrued interest, will be due on the maturity date specified thereunder. The maturity date will automatically be extended for two (2) month periods, unless Next Charging sends ten (10) days written notice, prior to the end of any two (2) month period, that it does not wish to extend the respective Next Charging Note, at which point the end of the then current two (2) month period shall be the maturity date specified therein. Notwithstanding the foregoing, upon the Company completing a capital raise of at least $2,000,000 under the Next Charging Note dated July 5, 2023 and at least $3,000,000 under each of the other Next Charging Notes, the entire outstanding principal and interest through the maturity date specified thereunder will be immediately due.

If, at any time when the respective Next Charging Note is issued and outstanding and prior to conversion of all of the notes, the Company: (i) subdivides outstanding shares of its Common Stock into a larger number of shares; or (ii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then in each case the number of shares and the price for any conversion under each Next Charging Note shall be adjusted in alignment with, in accordance with, and by the same ratios or multipliers of, any such subdivision, split, reverse split set forth under (i) and (ii) above.

If the Company defaults on any Next Charging Note, (i) the unpaid principal and interest sums, along with all other amounts payable, multiplied by 150% will be immediately due, and (ii) Next Charging will have the right to convert all or any part of the outstanding and unpaid principal, interest, penalties, and all other amounts under the respective Next Charging Note into fully paid and non-assessable shares of the Company’s Common Stock. The conversion price, as adjusted, shall equal the greater of: (a) the average VWAP over the ten (10) Trading Day period prior to the conversion date; or (b) $0.70. If an event of default under the respective Next Charging Note exists, Next Charging may exercise any right, power or remedy permitted by law or as set forth herein, including, without limitation, the right to declare the entire unpaid principal amount hereof and all interest accrued hereon, to be, and such principal, interest and other sums shall thereupon become, immediately due and payable.

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Notwithstanding anything to the contrary contained in any Next Charging Note, the total cumulative number of Common Shares issued to Next Charging under each Next Charging Note together with all other transaction documents may not exceed the requirements of Nasdaq Listing Rule 5635(d), except that such limitation will not apply following shareholder approval being obtained. Accordingly, by way of written consents delivered on January 19, 2024, a majority of the Company’s shareholders holding 2,432,460 shares of our Common Stock representing approximately 53.86% of our voting power approved the AJB Global Amendment in accordance with the requirement under NASDAQ Listing Rule 5635(d).

Item 3.

GLOBAL amendment to the PROMISSORY NOTES between the Company and AJB Capital Investments, LLC

This discussion is qualified by reference to the AJB Global Amendment, the AJB Notes, the securities purchase agreements, the security agreement and any amendments thereto which are incorporated by reference to this Information Statement. You should read the AJB Global Amendment, the AJB Notes, the securities purchase agreements, the security agreement and any amendments thereto carefully as they are the legal documents that govern the transactions.

On January 17, 2024, the Company and AJB Capital Investments, LLC, (“AJB”) entered into a global amendment (the “AJB Global Amendment”) to the promissory notes dated as of April 19, 2023, as amended by the amended and restated promissory note dated May 17, 2023, September 22, 2023 and October 13, 2023 (each an “AJB Note” and collectively the “AJB Notes”).

Upon effectiveness, the AJB Global Amendment modified section 1.2(a) and section 1.6 of the AJB Notes. Section 1.2(a) of the AJB Global Amendment replaced the calculation of the conversion price. Subject to adjustments described in the AJB Notes, the conversion price will equal: (x) until the date of the shareholder approval the greater of (a) $1.23 (the “Nasdaq Minimum Price”); and (b) the lower of the average VWAP over the ten (10) Trading Day period either (i) ending on date of conversion of the respective AJB Note; or (ii) the date hereof and (y) following the date of the shareholder approval, the greater of the average VWAP over the ten (10) trading day (as defined under the AJB Global Amendment) period either (i) ending on date of conversion of this the respective AJB Note or (ii) $0.70 (the “Floor Price”).

The AJB Global Amendment also revised Section 1.6 of the AJB Notes to incorporate an adjustment due to a stock split by the Company. Pursuant to the new Section 1.6(b), if the Company effectuates a reverse stock split at any time while the AJB Notes are outstanding and prior to conversion of the AJB Notes, then the AJB Notes will be adjusted by the same ratio of the stock split. Notwithstanding any stock split, the Floor Price shall not exceed $2.10. If any stock split would result in a Floor Price exceeding $2.10, then AJB can, among other treatments, deem it an event of default under the respective AJB Note.

The AJB Global Amendment also extended the maturity dates of the September 22, 2023 AJB Note and the October 13, 2023 AJB Note to April 19, 2024. If the Company conducts a capital raise of $10,000,000 or more, then the AJB Note dated September 22, 2023 will be repaid with the proceeds of such capital raise. In addition, if the Company conducts a capital raise of $15,000,000 or more, then the proceeds of the raise will repay both the AJB Notes dated September 22, 2023 and October 13, 2023. In exchange for the extensions, the Company agreed to issue 180,000 shares of Common Stock to AJB (the “Extension Shares”). AJB will never possess an amount of shares greater than 9.99% of the issued and outstanding shares of the Company. This ownership restriction can be waived by AJB, in whole or in part, upon 61 days’ prior written notice. In addition, the Company shall not issue such shares until such time as AJB’s ownership is less than 9.99% of the issued and outstanding Common Stock of the Company, or upon request by AJB, the Company shall issue pre-funded warrants providing AJB with the same economic benefits as if the shares had been issued to it. It will be considered an immediate default if the Extension Shares are not delivered to AJB within one business day of its request.

By way of written consents delivered on November 21, 2023, as disclosed in the information statement filed by the Company on December 29, 2023, a majority of the Company’s shareholders holding 2,720,889 shares of our Common Stock representing approximately 60.58% of our voting power approved the transactions contemplated under the AJB Notes, the related securities purchase and security agreement, and any amendments thereto in accordance with the requirement under NASDAQ Listing Rule 5635(d). Subsequently, by way of written consents delivered on January 19, 2024, a majority of the Company’s shareholders holding 2,432,460 shares of our Common Stock representing approximately 53.86% of our voting power approved the AJB Global Amendment in accordance with the requirement under NASDAQ Listing Rule 5635(d).

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Item 4.

NAME CHANGE

General

The Certificate of Incorporation will be amended to change the name from “EzFill Holdings, Inc.” to “NextNRG, Inc.”. The form of Certificate of Amendment is attached as Exhibit A to this Information Statement. The Name Change will become effective no earlier than 20 days after the mailing of this Information Statement to our stockholders.

Reasons for Name Change

The Board believes the change of our name from “EzFill Holdings, Inc.” to “NextNRG, Inc.” will be in our best interests as the new name better reflects our long-term strategy and identity. The name change aligns the Company’s corporate name with the Company’s entry into and consummation of the Exchange Agreement with respect to the Company’s acquisition of 100% of the membership interest of the Members in Next Charging.

Effects of the Name Change

The change of the Company’s name will become effective upon the filing of the Certificate of Amendment in relation to the Name Change.

While the name change will cause us to incur certain costs, the Board of Directors believes that any potential costs, and any potential confusion, associated with the name change will be outweighed by the benefits of the change.

In connection with our name change, the Company also plans to change its ticker on the Nasdaq to reflect the new name.

Effect on Stockholders

The Name Change will not affect in any way (i) the validity or transferability of the outstanding shares of the Company’s stock at the time of the name change; (ii) our capital structure; or, (iii) the trading of our Common Stock. Following implementation of the Name Change, stockholders may continue to hold their existing stock certificates or receive new certificates reflecting the name change by delivering their existing certificates to the Company’s transfer agent. Stockholders should not destroy any stock certificates and should not deliver any stock certificates to the transfer agent until after the effectiveness of the name change. Our stockholders do not have any “appraisal” or “dissenters” rights in connection with the approval or implementation of the Name Change.

Item 5.

Amendment to EzFill Holdings, Inc. 2023 Equity Incentive Plan

This discussion of this item is qualified in its entirety by reference to the EzFill Holdings, Inc. 2023 Equity Incentive Plan, as amended.

The Board of Directors of the Company (the “Board”), upon a recommendation of the Compensation Committee of the Board (“Compensation Committee”) had on April 27, 2023 approved the EzFill Holdings, Inc. 2023 Equity Incentive Plan (“Plan”) to provide stock-based incentives that align the interests of employees, consultants and directors with those of the shareholders of the Company by motivating its employees to achieve long-term results and rewarding them for their achievements and to attract and retain the types of employees, consultants and directors who will contribute to the Company’s long range success. The Plan was subsequently approved by the Stockholders of the Company.

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Subsequently, pursuant to the entry by the Company into the Exchange Agreement, the Board and a majority of the shareholders of the Company in November 2023 approved a further amendment to the Plan (as disclosed in the information statement filed by the Company on December 29, 2023), thereby increasing the number of shares of Common Stock available for grant under the Plan from 900,000 to 2,900,000, such increase being effective upon closing of the transactions contemplated under the Exchange Agreement.

The Compensation Committee later recommended another amendment to the Plan, proposing a decrease in the number of options available for grant under the Plan and being effective immediately upon approval by the shareholders. Accordingly, on January 25, 2024, the Board upon the recommendation of the Compensation Committee approved and recommended to the shareholders of the Company, an amendment to the Plan (such amendment, the “Plan Amendment”). The Plan Amendment proposes to decrease the number of shares of Common Stock of the Company that shall be available for the grant of awards under the Plan from 2,900,000 shares of Common Stock to 2,250,000 shares of Common Stock and will be effective solely upon approval by the stockholders of the Company.

By way of written consents delivered on January 25, 2024, a majority of the Company’s shareholders holding 2,432,460 shares of our Common Stock representing approximately 53.86% of our voting power as of the Voting Record Date approved the Plan Amendment.

Summary of Material Features of the Plan

The following summary of the material terms of the Plan is qualified in its entirety by the full text of the Plan, a copy of which is included under Annex A in the proxy statement in Form DEF 14A filed by the Company on April 28, 2023 and the amendment to the Plan, a copy of which is included under Annex B to this information statement. You also may obtain a copy of the Plan, free of charge, by writing to the Company, Attention: Corporate Secretary, EzFill Holdings, Inc., 67 NE 183rd Street, Miami, FL 33169.

Effective Date; Duration of the Plan

The Plan became effective upon approval by the Company’s shareholders and will remain in effect until the tenth anniversary of the date it is approved by shareholders, unless terminated earlier by the Board.

Plan Administration

The Plan will be administered by the Committee (as defined under the Plan). The Committee will have the authority to, among other things, interpret the Plan, determine who will be granted awards under the Plan, determine the terms and conditions of each award, and take action as it determines to be necessary or advisable for the administration of the Plan.

Eligibility

The Committee may grant awards to any employee, officer, consultant or director of the Company and its affiliates. Only employees are eligible to receive incentive stock options. Non-employee directors currently receive awards as described in this information statement under Director Compensation and the Company’s named executive officers receive awards as described in this information statement under Executive Compensation below.

Shares Available for Awards; Limits on Awards

The Plan authorizes the issuance of up to 2,250,000 shares of common stock (the “Total Share Reserve”).

Up to 2,250,000 of the Total Share Reserve may be issued under the Plan, in the aggregate, through the exercise of incentive stock options.

If any outstanding award expires or is canceled, forfeited, or terminated without issuance of the full number of shares of common stock to which the award related, then the shares subject to such award will again become available for future grant under the Plan.

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Shares tendered in payment of the option exercise price or delivered or withheld by the Company to satisfy any tax withholding obligation, or shares covered by a stock-settled stock appreciation right or other awards that were not issued upon the settlement of the award will not again become available for future grants under the Plan.

The Committee will make appropriate adjustments to these limits in the event of certain changes in the capitalization of the Company (see Adjustments Upon Changes in Stock).

Types of Awards That May Be Granted

Subject to the limits in the Plan, the Committee has the authority to set the size and type of award and any vesting or performance conditions. The types of awards that may be granted under the Plan are: stock options (including both incentive stock options (ISOs) and nonqualified stock options), stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs), performance awards, cash awards and other stock-based awards.

Stock Options

A stock option is the right to purchase shares of common stock at a future date at a specified price per share called the exercise price. An option may be either an ISO or a nonqualified stock option. ISOs and nonqualified stock options are taxed differently, as described under Federal Income Tax Treatment of Awards Under the Plan. Except in the case of options granted pursuant to an assumption or substitution for another option, the exercise price of a stock option may not be less than the fair market value (or in the case of an ISO granted to a ten percent shareholder, 110% of the fair market value) of a share of common stock on the grant date. Full payment of the exercise price must be made at the time of such exercise either in cash or bank check or in another manner approved by the Committee.

Stock Appreciation Rights

A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of common stock on the date of exercise of the SAR over the exercise price. The exercise price of a SAR may not be less than the fair market value of a share of common stock on the grant date. SARs may be granted alone (“freestanding rights”) or in tandem with options (“related rights”).

Restricted Stock

A restricted stock award is an award of actual shares of common stock which are subject to certain restrictions for a period of time determined by the Committee. Restricted stock may be held by the Company in escrow or delivered to the participant pending the release of the restrictions. Participants who receive restricted stock awards generally have the rights and privileges of shareholders regarding the shares of restricted stock during the restricted period, including the right to vote and the right to receive dividends.

Restricted Stock Units

An RSU is an award of hypothetical common stock units having a value equal to the fair market value of an identical number of shares of common stock, which are subject to certain restrictions for a period of time determined by the Committee. No shares of common stock are issued at the time an RSU is granted, and the Company is not required to set aside any funds for the payment of any RSU award. Because no shares are outstanding, the participant does not have any rights as a shareholder. The Committee may grant RSUs with a deferral feature (deferred stock units or DSUs), which defers settlement of the RSU beyond the vesting date until a future payment date or event set out in the participant’s award agreement. The Committee has the discretion to credit RSUs or DSUs with dividend equivalents.

Performance Awards

A performance award is an award of shares of common stock or units that are only earned if certain conditions are met. The Committee has the discretion to determine the number of shares of common stock or stock-denominated units subject to a performance share award, the applicable performance period, the conditions that must be satisfied for a participant to earn an award, and any other terms, conditions, and restrictions of the award.

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Other Equity-Based Awards

The Committee may grant other equity-based awards, either alone or in tandem with other awards, in amounts and subject to conditions as determined by the Committee as set out in an award agreement.

Cash Awards

The Committee may grant cash awards that are designated performance compensation awards.

Vesting

The Committee has the authority to determine the vesting schedule of each award, and to accelerate the vesting and exercisability of any award. The Company’s practice since inception has been for time-based vesting for signing shares and for subsequent shares to be granted based upon achievement of goals during a calendar year and then be subject to time-based vesting.

Adjustments Upon Changes in Stock

In the event of changes in the outstanding common stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the grant date of any award, awards granted under the Plan and any award agreements, the exercise price of options and SARs, the maximum number of shares of common stock subject to all awards and the maximum number of shares of common stock with respect to which any one person may be granted awards during any period will be equitably adjusted or substituted, as to the number, price or kind of a share of common stock or other consideration subject to such awards to the extent necessary to preserve the economic intent of the award.

Unless the Committee specifically determines that such adjustment is in the best interests of the Company or its affiliates, the Committee will, in the case of ISOs, ensure that any adjustments made will not constitute a modification, extension or renewal of the ISO within the meaning of Section 424(h)(3) of the Internal Revenue Code (the “Code”) and in the case of non-qualified stock options, ensure that any adjustments will not constitute a modification of such non-qualified stock options within the meaning of Section 409A of the Code. Any adjustments will be made in a manner which does not adversely affect the exemption provided under Rule 16b-3 under the Exchange Act. The Company will give participants notice of any adjustment.

Change in Control

In the case of performance awards, in the event of a change in control, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met.

In the event of a change in control, the Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding awards and pay to the holders the value of the awards based upon the price per share of common stock received or to be received by other shareholders of the Company in the event. In the case of any option or SAR with an exercise price that equals or exceeds the price paid for a share of common stock in connection with the change in control, the Committee may cancel the option or SAR without the payment of any consideration.

A change in control is defined as (a) the acquisition by one person or more than one person acting as a group, of Company stock representing more than 50% of the total fair market value or total voting power of the Company’s stock; (b) the acquisition by one person or more than one person acting as a group, of Company stock possessing more than 30% of the total voting power of the Company’s stock; (c) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board; or (d) the acquisition by one person or more than one person acting as a group, of Company assets with a total gross fair market value of more than 40% of the total gross fair market value of all of the Company’s assets immediately before the acquisition.

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Amendment or Termination of the Plan

The Board may amend or terminate the Plan at any time. However, except in the case of adjustments upon changes in common stock, no amendment will be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy applicable laws or the rules of NASDAQ. The Plan will terminate on the ten year anniversary of the effective date of the Plan, unless previously terminated by the Board.

Amendment of Awards

The Committee may amend the terms of any one or more awards. However, the Committee may not amend an award that would impair a participant’s rights under the award without the participant’s written consent.

Clawback and Recoupment

The Company may cancel any award or require the participant to reimburse any previously paid compensation provided under the Plan or an award agreement in accordance with the Company’s clawback policy.

Federal Income Tax Consequences of Awards

The following is a summary of U.S. federal income tax consequences of awards granted under the Plan, based on current U.S. federal income tax laws. This summary does not constitute legal or tax advice and does not address municipal, state or foreign income tax consequences.

Nonqualified Stock Options

The grant of a nonqualified stock option will not result in taxable income to the participant. The participant will recognize ordinary income at the time of exercise equal to the excess of the fair market value of the shares on the date of exercise over the exercise price and the Company will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon the sale of the shares acquired on exercise will be treated as capital gains or losses.

Incentive Stock Options (ISOs)

The grant of an ISO will not result in taxable income to the participant. The exercise of an ISO will not result in taxable income to the participant if at the time of exercise the participant has been employed by the Company or its subsidiaries at all times beginning on the date the ISO was granted and ending not more than 90 days before the date of exercise. However, the excess of the fair market value of the shares on the date of exercise over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum tax liability for the year the shares are sold.

If the participant does not sell the shares acquired on exercise within two years from the date of grant and one year from the date of exercise then on the sale of the shares any amount realized in excess of the exercise price will be taxed as capital gain. If the amount realized in the sale is less than the exercise price, then the participant will recognize a capital loss.

If these holding requirements are not met, then the participant will generally recognize ordinary income at the time the shares are sold in an amount equal to the lesser of (a) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (b) the excess, if any, of the amount realized on the sale of the shares over the exercise price, and the Company will be entitled to a corresponding deduction.

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SARs

The grant of a SAR will not result in taxable income to the participant. The participant will recognize ordinary income at the time of exercise equal to the amount of cash received or the fair market value of the shares received and the Company will be entitled to a corresponding deduction for tax purposes. If the SARs are settled in shares, then when the shares are sold the participant will recognize capital gain or loss on the difference between the sale price and the amount recognized at exercise. Whether it is a long-term or short-term gain or loss depends on how long the shares are held.

Restricted Stock and Performance Shares

Unless a participant makes an election to accelerate the recognition of income to the grant date (as described below), the grant of restricted stock or performance shares awards will not result in taxable income to the participant. When the restrictions lapse, the participant will recognize ordinary income on the excess of the fair market value of the shares on the vesting date over the amount paid for the shares, if any, and the Company will be entitled to a corresponding deduction.

If the participant makes an election under Section 83(b) of the Code within thirty days after the grant date, the participant will recognize ordinary income as of the grant date equal to the fair market value of the shares on the grant date over the amount paid, if any, and the Company will be entitled to a corresponding deduction. Any future appreciation will be taxed at capital gains rates. However, if the shares are later forfeited, the participant will not be able to recover any taxes paid.

RSUs and PSUs

The grant of an RSU or PSU will not result in taxable income to the participant. When the RSU is settled, the participant will recognize ordinary income equal to the fair market value of the shares or the cash provided on settlement and the Company will be entitled to a corresponding deduction. Any future appreciation will be taxed at capital gains rates.

Section 409A

Section 409A of the Code imposes complex rules on nonqualified deferred compensation arrangements, including requirements with respect to elections to defer compensation and the timing of payment of deferred amounts. Depending on how they are structured, certain equity-based awards may be subject to Section 409A of the Code, while others are exempt. If an award is subject to Section 409A of the Code and a violation occurs, the compensation is includible in income when no longer subject to a substantial risk of forfeiture and the participant may be subject to a 20% penalty tax and, in some cases, interest penalties. The Plan and awards granted under the Plan are intended to be exempt from or conform to the requirements of Section 409A of the Code.

Section 162(m) and Limits on the Company’s Deductions

Section 162(m) of the Code denies deductions to publicly held corporations for compensation paid to certain senior executives that exceeds $1,000,000.

New Plan Benefits

Awards under the Plan will be granted in amounts and to individuals as determined by the Committee in its sole discretion. Therefore, the benefits or amounts that will be received by employees, officers, directors and consultants under the Plan are not determinable at this time.

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Executive Compensation

Compensation Discussion and Analysis

Executive Compensation Objectives and Practices

We designed our executive officer compensation program to attract, motivate and retain key executives who drive our success. We strive to have pay reflect our performance and align with the interests of long-term stockholders, which we achieve with compensation that:

●	Provides executives with competitive compensation that maintains a balance between cash and stock compensation, encouraging our executive officers to act as owners with an equity stake in our company;

●	Ties a significant portion of total compensation to achievement of the Company’s business goals such as revenue, and Adjusted EBITDA targets;

●	Enhances retention by having equity compensation subject to multi-year vesting; and

●	Does not encourage unnecessary and excessive risk taking.

We evaluate both performance and compensation to ensure the Company maintains its ability to attract and retain superior employees in key positions and compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of other companies our size.

Elements of Executive Compensation

Our compensation for senior executive officers generally consists of the following elements: base salary; performance-based incentive compensation determined primarily by reference to objective financial operating criteria; long-term equity compensation in the form of stock options and restricted stock; and employee benefits that are generally available to all our employees.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. It is our policy to set base salary levels taking into account a number of factors, such as annual revenue, the nature of the mobile fueling business, the structure of other comparable companies’ compensation programs and the availability of compensation information. When setting base salary levels, in a manner consistent with the objectives outlined above, the Board considers our performance, the individual’s breadth of knowledge and performance and levels of responsibility. In determining salaries for 2022, we did not engage compensation consultants.

Mr. Michael McConnell’s annual base salary for 2022 was $330,000. Mr. McConnell resigned from the Company on April 20, 2023. Mr. Arthur Levine’s annual base salary in 2022 was $250,000.

Mr. Richard Dery’s annual base salary in 2022 was $288,750 effective January 1, 2022. Mr. Dery is no longer employed at the Company as of December 9, 2022.

Annual Performance-Based Incentive Compensation

Our performance-based incentive compensation program is designed to compensate executives when financial performance goals are achieved. Executives have the opportunity to earn annual cash compensation equal to a percentage of their base salary. For 2022, Mr. McConnell earned $0, Mr. Levine earned $0 and Mr. Dery earned $0, related to the cash compensation target. Mr. McConnell earned $0, Mr. Levine earned $0 and Mr. Dery earned $0 in shares and stock options related to the equity compensation target of our 2022 performance-based incentive compensation program.

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Long-Term Incentive Compensation – Equity Compensation

Our executive officers are eligible for stock awards. We believe that stock awards give executives a significant, long-term interest in our success, help retain key executives in a competitive market, and align executive interests with stockholder interests and long-term performance of the Company. We have granted options as well as restricted stock under our 2022 plan and 2020 Stock Incentive Plan. Stock awards also provide each individual with an added incentive to manage the Company from the perspective of an owner with an equity stake in the business. Moreover, the vesting schedule (which is generally three years for employees and one year for non-employee directors, although this may vary at the discretion of the Compensation Committee) encourages a long-term commitment to the Company by our executive officers and other participants. Each year the Compensation Committee reviews the number of shares owned by, or subject to options held by, each executive officer, and additional awards are considered based upon the executive’s past performance, as well as anticipated future performance, of the executive officer. The Compensation Committee continues to believe that equity compensation should be an important element of the Company’s compensation package.

Typically, we have awarded stock options and restricted stock to executives upon joining the Company and thereafter grants may be at the discretion of the Board, a role that will be assumed by our compensation committee, on a going forward basis. Generally, options are priced at the closing price of the Company’s common stock on the date of each grant, or, in the case of new employees, such later date as the employee joins the Company. We also have granted restricted stock to members of the Board of Directors and executive officers from time to time.

We do not have a formal written policy relating to the timing of equity awards. We encourage, but we do not require, that our executive officers own stock in the Company.

Retirement and Other Benefits

All eligible employees in the United States are automatically enrolled in our 401(k) plan.

Perquisites and Other Personal Benefits

We do not offer any other perquisites or other personal benefits to officers or employees.

Limitation on Deduction of Compensation Paid to Certain Executive Officers

Section 162(m) of the Internal Revenue Code, or Section 162(m) limits the Company deduction for federal income tax purposes to no more than $1 million of compensation paid to each of the named executive officers in a taxable year.

Compensation of Chief Executive Officer

Mr. McConnell’s annual base salary was $330,000 and he was eligible for additional cash and equity incentive compensation at the discretion of the Compensation Committee. Mr. McConnell resigned from the Company on April 20, 2023.

Mr. Levy was appointed as the Company’s interim CEO on April 24, 2023 by the Board. For his position as interim CEO, Mr. Levy will receive an annual base salary of $200,000, and subject to periodic review. He is eligible for additional cash and equity incentive compensation at the discretion of the Compensation Committee.

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Summary Compensation Table

The following table shows information concerning compensation of our named executive officers during the years ended December 31, 2023 and 2022, respectively:

			Non-Equity
			Incentive Plan	Option	Stock
		Salary	Compensation	Awards	Awards	Other	Total
Name and Principal Position	Year	($)3	($)	($)	($)1	($)2	($)

Yehuda Levy	2023	192,323	-	-	-	21,712	214,035
Interim Chief Executive Officer (4)	2022	148,461	-	-	-	11,333	159,794

Michael McConnell	2023	52,918	-	50,000	-	1,285	104,203
Former Chief Executive Officer	2022	335,995	-	112,500	37,500	7,984	493,979

Michael Handelman	2023	11,050	-	-	-	-	11,050
Chief Financial Officer (6)	2022	-	-	-	-	-	-

Arthur Levine	2023	170,049	-	-	-	14,430	184,479
Former Chief Financial Officer	2022	249,516	-	84,375	28,125	21,755	383,771

Avishai Vaknin	2023		-	-	832,000	11,716	843,716
Chief Technology Officer (5)	2022	-	-	-	-	-	-

Richard Derry	2023	77,740	-	-	-	12,544	90,284
Former Chief Commercial Officer	2022	288,484	-	68,750	68,750	21,846	447,830

Cheryl Hanrehan	2023		-	-	-		-
Former Chief Operating Officer (3)	2022	143,952	-	84,375	28,125	1,440	257,892

Michael DeVoe	2023	23,365	-	-	-	-	23,365
Former Chief Operating Officer	2022	203,798	-	-	75,000	7,886	286,684

(1)	During 2022, 29,762, 22,321, 68,750, 53,751 and 22,321 shares were granted to Messrs McConnell, Levine, Dery, Devoe and Ms. Hanrehan. During 2023, in connection with Mr. Vaknin’s employment agreement, the Company granted 325,000 shares of common stock having a fair value of $832,000 ($2.56/share), based upon the quoted closing trading price. This award is subject to various vesting provisions both over time and performance based.

(2)	During the year ended December 31, 2023, the Company paid medical, dental, and vision benefits on behalf of Mr. Levy, Mr. Levine, Mr. Dery, and Mr. Vaknin for amounts totaling $15,170, $8,846, $11,767, and $11,716 respectively. During the year ended December 31, 2023, the Company made matching 401(k) contributions for Messrs. Levy, McConnell, Levine, and Dery for the amounts totaling $6,542, $1,285, $5,584, and $777 respectively.

During the year ended December 31, 2022, the Company paid medical, dental and vision benefits on behalf of Mr. Levy, Mr. Levine, Mr. Dery and Mr. Devoe for amounts totaling $6,253, $13,253, $18,961, and $6,320, respectively. During the year ended December 31, 2022, the Company made matching 401(k) contributions for Messrs. Levy, McConnell, Levine, Dery and Devoe and Ms. Hanrehan for amounts totaling $5,080, $7,984, $8,502, $2,885, $1,566 and $1,440, respectively.

(3)	Ms. Hanrehan resigned from her position as the Company’s Chief Operating Officer on January 17, 2022. Ms. Hanrehan served on the board of directors through May 2023. In 2022, amounts shown under salary includes severance of $118,125. Mr. Devoe resigned from his position June 3, 2022. The amount shown under salary includes severance of $131,250 and $23,365 in 2022 and 2023, respectively. Mr. Dery resigned from his position on December 9, 2022. The amount shown under salary includes severance of $16,659 and $77,740 in 2022 and 2023, respectively.

(4)	Mr. Levy became the Company’s interim Chief Executive Officer on April 24, 2023, prior to this, Mr. Levy served as the Company’s Vice President of Operations.

(5)	Mr. Vaknin became the Company’s Chief Technology Officer on April 19, 2023.

(6)	Mr. Handelman became the Company’s Chief Financial Officer on August 1, 2023. There is no formal agreement with Mr. Handelman, however, he is paid $5,560 per quarter.

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Outstanding Equity Awards at Fiscal Year-End

The following table shows information concerning compensation of our named executive officers during the years ended December 31, 2023 and 2022, respectively:

		Option Awards			Stock Awards
Name	Grant Date	Equity Incentive Plan Awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares of stock that have not vested	Market value of shares of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares (#)	Equity incentive plan awards: market or payout value of unearned shares ($)
Avishai Vaknin (1)	April 19, 2023	-	$-	-	-	-	65,000	166,400

(1)	The Company granted 325,000 shares. At December 31, 2023, 80% or 260,000 shares were fully vested. The balance of 65,000 shares are expected to vest in 2024 (10%) and 2025 (10%) ratably in April of each year which is the employment anniversary. The grant date fair value of these shares was $832,000. During the year ended December 31, 2023, the Company recognized an expense of $665,600, the remaining $166,400 is expected to be recognized in 2024 ($83,200) and 2025 ($83,200).

Compensation Agreements

General Overview

We have entered into employment agreements with each of the named executive officers. These agreements include the named executive officer’s initial base salary, an indication of eligibility for an annual cash incentive award opportunity and an opportunity for annual equity grants. In addition, each of our named executive officers has executed a form of our standard confidential information and invention assignment agreement.

Michael McConnell (former Chief Executive Officer)

On January 9, 2023 (the “McConnell Effective Date”), the Company entered into an amended and restated employment agreement (the “Amended Employment Agreement”) with Michael McConnell. The Employment Agreement supersedes and replaces all previous agreements and understandings. Pursuant to the Employment Agreement, Mr. McConnell will continue serve as the Company’s Chief Executive Officer. The Amended Employment Agreement terminates on April 19, 2024, unless sooner terminated pursuant to the terms of the Amended Employment Agreement. On April 19, 2024, Mr. McConnell’s employment will be renewed automatically for additional one-year terms, unless the Company provides Mr. McConnell with a notice of non-renewal at least 30 days prior to the end of the term.

Pursuant to the Amended Employment Agreement, as compensation for his service as Chief Executive Officer of the Company, Mr. McConnell will receive: a $100,000 base salary per annum as well as stock issuances at the end of each fiscal quarter in the form of options (“Quarterly Options”) to purchase the Company’s common stock. The Quarterly Options together with the Base Salary shall be referred to as the Base Salary. The value of the Quarterly Options shall be $50,000. The number of Quarterly Options shall be calculated in accordance with the Company’s option valuation practices. The exercise price of the Quarterly Options shall be the price of the closing price of the Company’s common stock on the grant date. The Quarterly Options will be vested as of the grant date and exercisable for a period of five years thereafter. The Company may, in its sole discretion, determine to pay Mr. McConnell cash in lieu of the quarterly stock issuance. Mr. McConnell will also be eligible to receive an annual performance bonus if he meets certain pre-determined periodic key performance indicators which bonus may be up to 40% of the Base Salary and the Quarterly Options. Mr. McConnell will also be entitled to receive equity incentive awards under the Company’s incentive plan. The aggregate annual incentive award value that Mr. McConnell would be entitled to receive would be up to 50% of the Base Salary, which will be in the form of restricted stock and options as set forth in the Amended Employment Agreement.

Should Mr. McConnell’s employment with the Company be terminated for Good Reason (as defined in the Amended Employment agreement) or Without Cause (as defined in the Amended Employment Agreement), the Company will (i) continue payment of Mr. McConnell’s Base Salary and the Quarterly Options for 3 months (which shall not be adjusted for any remaining employment term) and

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(ii) Mr. McConnell will be eligible for COBRA benefits until the earlier of 3 months from the end of the month in which he is terminated or eligibility for benefits with another employer. The Amended Employment Agreement also provides for certain restrictive covenants and non-compete restrictions throughout Mr. McConnell’s employment. Mr. McConnell resigned from the Company on April 20, 2023.

Mr. McConnell resigned from the Company on April 20, 2023. His options terminated 90 days following such resignation.

Arthur Levine (former Chief Financial Officer)

On January 12, 2023, the Company entered into an amended and restated employment agreement (the “Amended Employment Agreement”) with Arthur Levine, the Company’s Chief Financial Officer. The Employment Agreement supersedes and replaces all previous agreements and understandings.

Pursuant to the Amended Employment Agreement, as compensation for his service as Chief Financial Officer of the Company, Mr. Levine received a $150,000 base salary per annum (the “Base Salary”) as well as stock issuances at the end of each fiscal quarter. The value of the quarterly issuance shall be $37,500. The Quarterly Stock Issuance shall be: (i) 50% in the form of options to purchase the Company’s common stock and (ii) 50% in the form of shares of the Company’s restricted common stock. The number of options shall be calculated in accordance with the Company’s option valuation practices and the number of shares shall be calculated based on the price per share at the close on the grant date. The exercise price of the options shall be the price of the closing price of the Company’s common stock on the grant date. The shares and options issued as part of the Quarterly Stock Issuance will be vested as of the grant date and the options shall be exercisable for a period of five years thereafter. The Company in its sole discretion may determine to pay Mr. Levine cash in lieu of the Quarterly Stock Issuance, if paid in cash he will receive a cash payment of $31,250.

Mr. Levine resigned as chief financial officer on July 25, 2023. His options terminated 90 days following such resignation.

Richard Dery (former Chief Commercial Officer)

We have entered into an employment agreement with Richard Dery pursuant to which on November 2, 2020, he began serving as our Chief Commercial Officer as a consultant. In February 2021, Mr. Dery began serving as a full time employee in the same role. Under this agreement, Mr. Dery is being paid $275,000 per year and will be entitled to a target annual cash performance bonus equal to 45% of his base salary based on the achievement of certain agreed upon performance indicators. Mr. Dery’s annual salary will automatically increase by 5% on each anniversary of his start date. Mr. Dery was issued 100,000 shares of our common stock as a signing bonus based on a per share price of $1.00 per share, which will vest upon the completion of the Company’s initial public offering. Mr. Dery will also be entitled to receive an annual award under the Company’s incentive plan that is equal to 50% of his salary of which 50% of such grant will be in the form of restricted common stock and the remaining 50% will be in in the form of options to purchase common stock. The grants of the restricted common stock under the incentive plan will vest one year from the date of such grant and the options shall vest in equal one-third increments on each anniversary of the date they were granted. The term of Mr. Dery’s employment agreement is for three years, provided that it will renew automatically for additional one year terms unless the Company provides notice of termination at least 30 days prior to the end of the term. The employment agreement provides for salary continuation and benefits for 12 months in the event of termination without cause, or resignation with good reason, as defined (including following a change in control).

Mr. Dery resigned from the Company on December 9, 2022 and on December 14, 2022, the Company and Mr. Dery entered into a Separation Agreement and General Release Agreement. Pursuant to the Separation Agreement, Mr. Dery resigned as Chief Commercial Officer and the Company and Mr. Dery agreed that Mr. Dery’s last day of employment with the Company was December 9, 2022. Pursuant to the Separation Agreement, Mr. Dery also resigned as a member of the Company’s Board. Mr. Dery’s resignation as an officer and a member of the Board of the Company was not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

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Pursuant to the Separation Agreement, the Company will pay Mr. Dery a total of $92,234 (the “Separation Payment”). The Separation Payment will be paid in accordance with Company’s normal payment practices in equal installments through March 31, 2023. Payment of the Separation Payment will commence on the first regular Company payroll that occurs at least three business days after Mr. Dery’s execution of the Separation Agreement and the expiration of the ADEA-related 7-day ADEA revocation period; and payment of the Separation Payment will continue through the pay period ending March 31, 2023. Pursuant to the Separation Agreement, all issued and unvested equity awards made to Mr. Dery shall vest upon the expiration of the 7-day ADEA revocation period.

In exchange for the payments and benefits provided for in the Separation Agreement, Mr. Dery agreed to a full release to the fullest extent permitted by applicable law of any and all claims and rights against the Company (as well as the Company’s officers, directors, employees and agents).

Michael DeVoe (former Chief Operating Officer)

From January 31, 2022 to June 3, 2022, Mr. Michael DeVoe acted as the Company’s Chief Operating Officer. Mr. DeVoe’s employment agreement included an annual base salary of $225,000 and an ability to be a part of the Company’s bonus program with a yearly bonus potential of 40% of his base salary, which bonus would have been based on the achievement of mutually agreeable objectives to be determined by Mr. DeVoe and the Company.

Mr. DeVoe also received a signing bonus of $75,000 worth of the Company’s common stock (the “Signing Shares”). The number of Signing Shares was based on the closing price of the Company’s stock on January 11, 2022 and as result, Mr. DeVoe received 53,571 Signing Shares which would vest one-half (1/2) on the first anniversary of Mr. DeVoe’s employment start date and one-half (1/2) on the second anniversary of Mr. DeVoe’s employment start date.

Additionally, Mr. DeVoe was entitled to receive equity awards under the Company’s Incentive Compensation Plan equal to 50% of his base salary. Twenty-Five percent (25%) of such grant will be in the form of restricted common stock (the “RCSs”) and the remaining Seventy-Five percent (75%) of such grant will be in the form of options to purchase the Company’s common stock (the “Options”). The RCSs shall vest on the first anniversary of the day they were granted. The Stock Options shall vest in equal one-third (1/3) increments on each anniversary of the day they were granted and shall expire 5 years following their vesting.

On June 1, 2022 (the “Effective Date”), the Company and Mr. DeVoe entered into a Separation Agreement and Release Agreement (the “Agreement”). Pursuant to the Agreement, upon the eighth day following Mr. DeVoe’s execution of the Agreement and provided he does not revoke the Agreement, Mr. DeVoe will continue to receive his salary through January 31, 2023. Additionally, Mr. DeVoe’s previously awarded signing bonus fully vested, effective June 3, 2022. In exchange for the payments and benefits provided for in the Agreement, Mr. Devoe agreed to a full release to the fullest extent permitted by applicable law of any and all claims and rights against the Company (as well as the Company’s officers, directors, employees and agents).

Avishai Vaknin (Chief Technology Officer)

Effective April 19, 2023, Avishi Vaknin was appointed as the Company’s Chief Technology Officer (“CTO”). Mr. Vaknin will act as CTO for three years. On April 19, 2023, the Company entered into an employment agreement with Mr. Vaknin (the “Agreement). In lieu of a cash salary, Mr. Vaknin will be entitled to Performance Based Restricted Stock Units (“PBRS”). The amount of PBRS issued to Mr. Vaknin will be up to 2,600,000 shares of the Company’s restricted common stock, which issuance is subject to the availability of such shares under the Company’s Equity Incentive Plan. Vesting of the PBRS will be based on achievement of the performance indicators (“Performance Indicators”) identified in Schedule I of the Agreement. Vesting will be deemed to occur once the Board of Directors (the “Board”) certifies the achievement of each Performance Indicator. The Performance Indicators must be achieved according to the timeline set forth in Schedule I or the portions of the PBRS attributable to those Performance Indicators will be forfeited. Mr. Vaknin is eligible to participate in all of the Company’s benefit plans.

On the first anniversary of Mr. Vaknin’s employment, he will begin to receive a salary of $150,000 per year. On the second anniversary of Mr. Vaknin’s employment, this amount will increase to $200,000 per year. No cash salary will be paid unless he meets all “time-based” Performance Indicators set forth in Schedule I of the Agreement within the first year of employment with the Company. Upon presentation of the appropriate documentation in accordance with the Company’s expense reimbursement policies, the Company will reimburse Mr. Vaknin for the reasonable business expenses incurred connection with his employment.

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Beginning on the six-month anniversary of Mr. Vaknin’s employment start date (“Employment Start Date”), upon meeting pre-determined periodic Key Performance Indicators (“KPIs”) every calendar year, he will be eligible for a target annual cash bonus of up to $150,000, as adjusted from time to time (pro-rated for the first year of employment). These KPIs will be mutually agreed upon between the Board, or a committee thereof, and Mr. Vaknin within two months of the six-month anniversary of his Employment Start Date and within two months of the beginning of each year thereafter (the “Cash Performance Bonus”). To qualify for the Cash Performance Bonus, Mr. Vaknin must meet all or part of the KPI’s. A partial cash bonus will be available if some but not all KPIs are achieved or other achievements outside of the KPIs are deemed to justify a cash bonus. The KPIs will be separate from the Performance Indicators set forth in Schedule I of the Agreement.

Beginning on the six-month anniversary of his Employment Start date as a “C” level executive of the Company, provided the Company has sufficient available securities, Mr. Vaknin will be entitled to receive equity awards under the Company’s Incentive Plan, (the “Incentive Plan”). The aggregate annual award value under the Incentive Plan will be equal to a target of up to $350,000 worth of Equity Awards, as adjusted from time to time, (the “Grant”), which will be pro-rated for the first year. A partial Grant will be possible if some but not all KPIs are achieved or other achievements outside of the KPIs are deemed to justify a Grant. Twenty-five percent (25%) of such Grant will be in the form of Restricted Common Stock (the “RCSs”) and the remaining seventy-five percent (75%) of such Grant will be in the form of options to purchase the Company’s common stock (the “Stock Options”). The number of Stock Options shall be calculated in accordance with the Company’s option valuation practices. The RCSs will vest on the first anniversary of the day they were granted. The Stock Options will vest in equal one-third (1/3) increments on each anniversary of the day they were granted. All Equity Awards will be granted to Mr. Vaknin, provided that: (1) at the end of each applicable vesting date, he is still employed by the Company and (2) to the extent he satisfies any KPIs or other performance criteria established by the Incentive Plan. All Stock Options that will be granted to you shall expire 5 years following their vesting. The KPIs will be separate from the Performance Indicators set forth in Schedule I.

The Agreement may be terminated for Cause (defined below) by the Company before the expiration of the Term if, during the Term of the Agreement, Mr. Vaknin (i) materially violates the provisions of the Non-Competition Agreement or the Confidentiality Agreements; (ii) is convicted of, or pleads nolo contendere to, any crime involving misuse or misappropriation of money or other property of the Company or any felony; (iii) exhibits repeated willful or wanton failure or refusal to perform his duties in furtherance of the Company’s business interest or in accordance with the Agreement, which failure or refusal is not remedied by him within thirty (30) days after notice from the Company; (iv) commits an intentional tort against the Company, which materially adversely affects the business of the Company; (v) commits any flagrant act of dishonesty or disloyalty or any act involving gross moral turpitude, which materially adversely affects the business of the Company; (vi) exhibits immoderate use of alcohol or drugs which, in the opinion of an independent physician selected by the Company, impairs his ability to perform his duties hereunder; or (vii) materially fails to meet the timelines on the pre-determined Performance Indicators on Schedule I (all of the foregoing clauses (i) through (vi) constituting reasons for termination for “Cause”), provided that unsatisfactory business performance of the Company, or mere inefficiency, or good faith errors in judgment or discretion by Mr. Vaknin will not constitute grounds for termination for Cause. In the event of a termination for Cause, the Company, may, by written notice, immediately terminate his employment and, the Company will be obligated only to pay Mr. Vaknin the compensation due to him up to the date of termination, all accrued, vested or earned benefits under any applicable benefit plan and any other compensation to which he is entitled up to and ending on the date of his termination.

The Company may terminate Mr. Vaknin’s employment without Cause. Should termination without cause occur by the Company or for Good Reason by Mr. Vaknin, the Company will (i) continue payment of his base salary for 3 months (which shall not be adjusted for any remaining employment term) and (ii) he will be entitled to COBRA benefits until the earlier of 3 months from the end of the month in which he is terminated or eligibility for benefits with another employer. Good Reason (including following a change in control) means (i) reduction in his base salary, (ii) material reduction in responsibilities or job title, or (iii) Company requiring Mr. Vaknin to relocate more than 50 miles from the Company’s executive office.

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In the event of any termination of the Agreement with or without cause, all further vesting of Mr. Vaknin’s outstanding equity awards or bonuses, as well as all payments of compensation by the Company to him will terminate immediately (except as to amounts already earned and vested). Upon termination without cause by the Company, 25% of the outstanding unvested PBRS will immediately vest.

Yehuda Levy (Interim Chief Executive Officer)

Effective April 24, 2023, Yehuda Levy was appointed as the Company’s interim Chief Executive Officer (“CEO”). Mr. Levy will act as interim CEO until his successor is duly appointed. Mr. Levy is the founder of EzFill FL, LLC, which was sold to the Company in 2019. Since then, Mr. Levy has served in various roles at the Company; most recently, he acted as the Company’s Vice-President of Operations. On April 24, 2023, the Company entered into an employment agreement (the “Levy Agreement”) with Yehuda Levy. Pursuant to the Levy Agreement, Mr. Levy will act as the Company’s interim CEO for an initial term of one year (“Term”), which may be extended by the company and Mr. Levy in writing, if not extended then the term shall continue on a month-to-month basis. If a full time CEO is chosen, Mr. Levy’s title shall be converted to Chief Operating Officer for the remainder of the term at the same salary. For his position as interim CEO, Mr. Levy will receive an annual base salary of $200,000, less applicable taxes, deductions, and withholdings, and subject to periodic review (“Base Salary”). Upon presentation of appropriate documentation in accordance with the Company’s expense reimbursement policies, the Company will reimburse Mr. Levy for the reasonable business expenses incurred in connection with his employment. He is eligible to participate in all of the Company’s benefit plans, at no cost to Mr. Levy.

Upon meeting pre-determined periodic Key Performance Indicators (“KPIs”) every calendar year, Mr. Levy will be eligible for a target annual cash bonus of up to $50,000, as adjusted from time to time, which will be pro-rated for the first year. Mr. Levy’s KPIs will be mutually agreed upon the Board, or a committee thereof, and Mr. Levy within two months of the six-month anniversary of his Employment Start Date and within two months of the beginning of each year thereafter (the “Cash Performance Bonus”). To qualify for the Cash Performance Bonus, Mr. Levy must meet all or a part of the KPIs. A partial cash bonus will be possible if some but not all KPIs are achieved or other achievements outside of the KPI’s are deemed to justify a cash bonus.

As a “C” level executive of the Company, and provided the Company has sufficient available securities Mr. Levy will be entitled to receive equity awards under the Company’s Incentive Plan (the “Incentive Plan”). The aggregate annual award value under the Incentive Plan will be equal to a target of up to $50,000 worth of Equity Awards, as adjusted from time to time, (the “Grant”), which will be pro- rated for the first year. A partial Grant will be possible if some but not all KPIs are achieved or other achievements outside of the KPIs are deemed to justify a Grant. Twenty-five percent (25%) of such Grant will be in the form of Restricted Common Stock (the “RCSs”) and the remaining seventy-five percent (75%) of such Grant will be in the form of options to purchase the Company’s common stock (the “Stock Options”). The number of Stock Options shall be calculated in accordance with the Company’s option valuation practices. The RCSs will vest on the first anniversary of the day they were granted. The Stock Options will vest in equal one-third (1/3) increments on each anniversary of the day they were granted. All Equity Awards will be granted to Mr. Levy, provided that: (1) at the end of each applicable vesting date, he is still employed by the Company; and (2) to the extent he satisfy any KPIs or other performance criteria established by the Incentive Plan. All Stock Options that will be granted to Mr. Levy will expire 5 years following their vesting.

The Levy Agreement may be terminated for Cause (as defined below) by the Company before the expiration of the Term provided for herein if, during the Term of the Levy Agreement, Mr. Levy (i) materially violates the provisions of the Non-Competition Agreement or the Confidentiality Agreements; (ii) is convicted of, or pleads nolo contendere to, any crime involving misuse or misappropriation of money or other property of the Company or any felony; (iii) exhibits repeated willful or wanton failure or refusal to perform his duties in furtherance of the Company’s business interest or in accordance with the Levy Agreement, which failure or refusal is not remedied by Mr. Levy within thirty (30) days after notice from the Company; (iv) commits an intentional tort against the Company, which materially adversely affects the business of the Company; (v) commits any flagrant act of dishonesty or disloyalty or any act involving gross moral turpitude, which materially adversely affects the business of the Company; or (vi) exhibits immoderate use of alcohol or drugs which, in the opinion of an independent physician selected by the Company, impairs Mr. Levy’s ability to perform his duties hereunder (all of the foregoing clauses (i) through (vi) constituting reasons for termination for “Cause”), provided that unsatisfactory business performance of the Company, or mere inefficiency, or good faith errors in judgment or discretion by Mr. Levy shall not constitute grounds for termination for Cause hereunder. In the event of a termination for Cause, the Company may by written notice immediately terminate his employment and, in that event, the Company will be obligated only to pay the compensation due to him up to the date of termination, all accrued, vested or earned benefits under any applicable benefit plan and any other compensation to which Mr. Levy is entitled up to and ending on the date of his termination.

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The Company may terminate Mr. Levy’s employment without Cause. Upon Termination Without Cause by the Company or for Good Reason by Mr. Levy, the Company will (i) continue payment of his Base Salary for 3 months (which shall not be adjusted for any remaining employment term) and (ii) he will be entitled to COBRA benefits until the earlier of 3 months from the end of the month in which he is terminated or eligibility for benefits with another employer. Good Reason (including following a change in control) shall mean (i) reduction in Mr. Levy’s base salary, (ii) material reduction in responsibilities or job title, or (iii) Company requiring relocation more than 50 miles from the Company’s executive office.

In the event of any termination of the Levy Agreement with or without cause, all further vesting of Mr. Levy’s outstanding equity awards or bonuses, as well as all payments of compensation by the Company to him thereunder will terminate immediately (except as to amounts already earned and vested).

Payments Made Upon Termination

Mr. Dery ceased to be an employee of the Company on December 9, 2022. On December 14, 2022, the Company and Mr. Dery entered into a Separation Agreement and General Release Agreement the (“Separation Agreement”). Pursuant to the Separation Agreement, the Company will pay Mr. Dery a total of $92,234 (the “Separation Payment”). The Separation Payment will be paid in accordance with Company’s normal payment practices in equal installments through March 31, 2023.

If Mr. Vaknin’s employment with the Company is terminated without cause occur by the Company or for Good Reason by Mr. Vaknin, the Company will (i) continue payment of his base salary for 3 months (which shall not be adjusted for any remaining employment term) and (ii) he will be entitled to COBRA benefits until the earlier of 3 months from the end of the month in which he is terminated or eligibility for benefits with another employer. Good Reason (including following a change in control) means (i) reduction in his base salary, (ii) material reduction in responsibilities or job title, or (iii) Company requiring Mr. Vaknin to relocate more than 50 miles from the Company’s executive office.

If Mr. Levy’s employment with the Company is terminated without cause occur by the Company or for Good Reason by Mr. Vaknin by Mr. Levy, the Company will (i) continue payment of his Base Salary for 3 months (which shall not be adjusted for any remaining employment term) and (ii) he will be entitled to COBRA benefits until the earlier of 3 months from the end of the month in which he is terminated or eligibility for benefits with another employer. Good Reason (including following a change in control) shall mean (i) reduction in Mr. Levy’s base salary, (ii) material reduction in responsibilities or job title, or (iii) Company requiring relocation more than 50 miles from the Company’s executive office.

Term and Termination.

Under Mr. Vaknin’s employment agreement, Mr. Vaknin will serve as the Company’s Chief Technology Officer for a term of three years commencing on April 19, 2023.

Under Mr. Levy’s employment agreement, Mr. Levy will serve as the Company’s interim Chief Executive Officer for a term of one year, which may be extended by the company and Mr. Levy in writing, if not extended then the term shall continue on a month-to-month basis. If a full time CEO is chosen, Mr. Levy’s title shall be converted to Chief Operating Officer for the remainder of the term at the same salary.

Termination by the Company for Cause.

Mr. Levy may be terminated by the Company immediately and without notice for “Cause.” “Cause” shall mean: (i) materially violates the provisions of the Non-Competition Agreement or the Confidentiality Agreements; (ii) is convicted of, or pleads nolo contendere to, any crime involving misuse or misappropriation of money or other property of the Company or any felony; (iii) exhibits repeated willful or wanton failure or refusal to perform his duties in furtherance of the Company’s business interest or in accordance with the agreement, which failure or refusal is not remedied by the Employee within thirty (30) days after notice from the Company; (iv) commits an intentional tort against the Company, which materially adversely affects the business of the Company; (v) commits any flagrant act of dishonesty or disloyalty or any act involving gross moral turpitude, which materially adversely affects the business of the Company; or (vi) exhibits immoderate use of alcohol or drugs which, in the opinion of an independent physician selected by the Company, impairs the Employee’s ability to perform his duties thereunder.

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Termination Without Cause or for Good Reason (including following Change in Control).

The Company may terminate Mr. Levy’s employment without Cause. Upon Termination Without Cause by the Company or for Good Reason by Mr. Levy, the Company will (i) continue payment of his Base Salary for 3 months (which shall not be adjusted for any remaining employment term) and (ii) he will be entitled to COBRA benefits until the earlier of 3 months from the end of the month in which he is terminated or eligibility for benefits with another employer. Good Reason (including following a change in control) shall mean (i) reduction in Mr. Levy’s base salary, (ii) material reduction in responsibilities or job title, or (iii) Company requiring relocation more than 50 miles from the Company’s executive office.

Voluntary Termination.

In the event of voluntary resignation on Mr. Levy’s part, all further vesting of his outstanding equity awards or bonuses, as well as all payments of compensation by the Company to him thereunder will terminate immediately (except as to amounts already earned and vested).

Death and Disability.

In the event of death during the Term, employment shall terminate immediately. If, during the Term, the executive shall suffer a “Disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, the Company may terminate employment. In the event employment is terminated due to death or Disability, the executive (or the executive’s estate in case of death) shall be eligible to receive the separation benefits (in lieu of any severance payments): all unpaid Base Salary amounts and any earned and unpaid bonus, and all fully vested equity awards.

Equity Compensation Plan Information

The following table contains summary information as of December 31, 2023 concerning the Company’s 2022 Equity Incentive Plan and 2023 Equity Incentive Plan. All of the Plans were approved by the stockholders.

Equity Compensation Plans Approved by Security Holders	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plan
2022 Equity Incentive Plan	0	-	0
2023 Equity Incentive Plan	0	-	2,439,845

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Director Compensation Table

The following table provides the total compensation for each person who served as a non-employee member of our Board of Directors during fiscal year 2023, including all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of fiscal year 2023:

Name	Fees earned or paid in cash $	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Daniel Arbour (1)	$3,000	$148,333	$-	$-	$-	$-	$151,333
Bennett Kurtz (2)	$-	$130,000	$-	$-	$-	$-	$130,000
Jack Leibler (2)	$-	$130,000	$-	$-	$-	$-	$130,000
Sean Oppen (2)	$-	$130,000	$-	$-	$-	$-	$130,000
Allen Weiss (3)	$8,250	$230,000	$-	$-	$-	$-	$238,250
Jack Levine (3)	$15,000	$130,000	$-	$-	$-	$-	$145,000
Luis Reyes (3)	$14,250	$130,000	$-	$-	$-	$-	$144,250
Mark Lev (3)	$9,500	$130,000	$-	$-	$-	$-	$139,500
Cheryl Hanrehan (4)	$4,750	$130,000	$-	$-	$-	$-	$134,750

(1)	Arbour received 2 stock awards for services having grant date fair values of $40,000 in February 2023 (vested immediately) and $130,000 in June 2023 (vesting ratably through next annual meeting in June 2024).
(2)	These stock awards had a grant date fair value of $130,000 each. These directors are vesting in these awards through the next annual meeting in June 2024.
(3)	These members each received stock awards in June 2023, however, they all resigned in July 2023. None of these awards vested.
(4)	Resigned in May 2023.

In 2023, the Company paid an annual fee of $130,000 in stock to each member of the Board of Directors based upon their expected one-year (1) service period (subject to pro-ration based upon start date). Each agreement is evaluated at the annual board meeting to determine continuing service and compensation amounts. Additionally, members are paid cash fees for their participation on various committees. Audit Committee Chair receives $10,000 per year (Kurtz), each member receives $5,000 per year (Leibler and Oppen). Compensation Committe Chair receives $7,500 per year (Oppen), each member receives $3,000 per year (Kurtz and Leibler). Nominating/Governance Committee Chair receives $6,000 per year (Leibler), each member receives $5,000 (Kurtz and Oppen). As it pertains to the stock based awards, the members shall not sell any shares of the Company’s common stock that they receive for six months from receipt of such shares. The agreement also provides that the Company will reimburse the director reasonable documented expenses relating to the director’s attendance at meetings of the board and reasonable out of pocket expenses incurred in connection with the performance of the director’s duties as a member of the board. We do not provide any deferred compensation, health or other personal benefits to our directors. We reimburse each director for reasonable out-of-pocket expenses incurred to attend Board and Committee meetings.

24

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of January 12, 2024 by: (i) each executive officer and director; (ii) all executive officers and directors of the Company as a group; and (iii) all those known by the Company to be beneficial owners of more than five percent (5%) of its Common Stock.

Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 4,516,531 shares of Common Stock issued and outstanding on January 12, 2024, adjusted as required by rules promulgated by the SEC.

Name of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned	Percentage(2)
Beneficial Owners of more than 5%:
The Farkas Group, Inc (3)	422,335	9.4
SIF Energy LLC (3)	387,067	8.6
Balance Labs, Inc. (3)	66,443	1.5
Jacob Sod (4)	785,942	17.4
AJB Capital	400,000	8.9
Executive Officers and Directors:
Yehuda Levy	45,673	1.0
Michael Handelman	0	-
Avi Vaknin	325,000	7.2
Daniel Arbour	69,241	1.5
Jack Leibler	54,714	1.2
Bennett Kurtz	52,589	1.2
Sean Oppen	111,885	2.5

All Officers and Directors as a Group (7 persons)	659,102	14.6%

*Less than 1%

(1)	The address of each of the officers and directors is 67 NW 183rd St., Miami, Florida 33169; the address of Michael D. Farkas is 1221 Brickell Avenue, Ste. 900, Miami, FL 33131; the address for Jacob Sod is 14 Wall Street, Suite 2064, New York, New York 10005.

(2)	The calculation in this column is based upon 4,516,531 shares of Common Stock outstanding on January 12, 2024. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the subject securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of January 12, 2024 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage beneficial ownership of such person, but are not treated as outstanding for the purpose of computing the percentage beneficial ownership of any other person.

(3)	Michael D. Farkas has voting and investment control of the shares of Common Stock held by the Farkas Group, Inc., SIF Energy LLC and Balance Labs, Inc.

(4)	The shares of common stock are held by LH MA 2 LLC; and Crestview 360 Holdings, LLC. Jacob Sod has voting and investment control of the shares of Common Stock held by these entities.

25

INTERESTS OF CERTAIN PERSONS IN THE AUTHORIZATIONS

No officer, director, nominee for election as a director, associate of any director, executive officer or nominee, or beneficial owner of more than 5% of our Common Stock has any substantial interest in the matters acted upon by our Board and shareholders, other than his role as an officer, director or beneficial owner, except that Michael D. Farkas, who is a beneficial owner of more than 5% of our Common Stock, is the managing member of Next Charging.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This Information Statement may contain “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The statements include, but are not limited to, statements concerning the effects of the stockholder approval and statements using terminology such as “expects,” “should,” “would,” “could,” “intends,” “plans,” “anticipates,” “believes,” “projects” and “potential.” Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties, and assumptions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements.

In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statements. These risk factors include the following risk factor relating to the Company’s compliance with the continued listing requirements of Nasdaq:

If we fail to comply with the continued listing requirements of NASDAQ, we would face possible delisting, which would result in a limited public market for our shares and make obtaining future debt or equity financing more difficult for us.

On August 22, 2023, the Company received a letter from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 (the “Form 10-Q”), did not satisfy the continued listing requirement under Nasdaq Listing Rule 5550(b)(1), which requires that a listed company’s stockholders’ equity be at least $2,500,000 (the “Stockholders’ Equity Requirement”). As reported in its Form 10-Q, the Company’s stockholders’ equity as of June 30, 2023 was approximately $1,799,365. The Staff’s notice has no immediate impact on the listing of the Company’s common stock on Nasdaq.

On October 1, 2023 and January 19, 2024, the Company submitted its compliance plan to Nasdaq. Based on the Company’s submissions, the Staff in its letter dated January 22, 2024 granted the Company an extension of time to regain compliance with the Stockholders’ Equity Requirement subject to certain terms mentioned in the Staff’s letter.

There can be no assurance that that the Company will be able to evidence compliance with the Stockholders’ Equity Requirement during the extension period. If the Company is unable to regain compliance within the extension period granted by the Staff, the Staff would be required to issue a delisting determination. The Company would at that time be entitled to request a hearing before a Nasdaq Hearings Panel to present its plan to regain compliance and to request a further extension period to regain compliance. The request for a hearing would stay any delisting action by the Staff.

If we are unable to achieve and maintain compliance with such listing standards or other Nasdaq listing requirements in the future, we could be subject to suspension and delisting proceedings. A delisting of our common stock and our inability to list on another national securities market could negatively impact us by: (i) reducing the liquidity and market price of our common stock; (ii) reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; (iii) limiting our ability to use certain registration statements to offer and sell freely tradable securities, thereby limiting our ability to access the public capital markets; and (iv) impairing our ability to provide equity incentives to our employees.

26

ADDITIONAL INFORMATION

Householding of Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Information Statement may have been sent to multiple Company stockholders in each household unless otherwise instructed by such Company stockholders. We will deliver promptly a separate copy of the Information Statement to any Company stockholder upon written or oral request to us, at Corporate Secretary, EzFill Holdings, Inc., 67 NE 183rd Street, Miami, FL 33169, or contact (305) 791-1169. Any Company stockholder wishing to receive separate copies of our proxy statement or annual report to Company stockholders in the future, or any Company stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the Company stockholder’s bank, broker, or other nominee record holder, or the Company stockholder may contact us at the above address and phone number.

Costs

We will make arrangements with brokerage firms and other custodians, nominees, and fiduciaries who are record holders of our Common Stock for the forwarding of this Information Statement to the beneficial owners of our Common Stock. We will reimburse these brokers, custodians, nominees, and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of the Information Statement.

Incorporation By Reference

The SEC allows us to “incorporate by reference” information into this Information Statement, which means that we can disclose important information to you by referring you to other documents that we have filed separately with the SEC and are delivering to you with a copy of this Information Statement. The information incorporated by reference is deemed to be part of this Information Statement. This Information Statement incorporates by reference the following documents:

●	Annual Report on Form 10-K filed on March 20, 2023.

●	Quarterly Report for the quarter ended March 31, 2023 on Form 10-Q filed on May 4, 2023.

●	Quarterly Report for the quarter ended June 30, 2023 on Form 10-Q filed on August 21, 2023.
●	Quarterly Report for the quarter ended September 30, 2023 on Form 10-Q filed on November 14, 2023.
●	Preliminary Prospectus on Form S-1 filed on November 28, 2023

●	Proxy Statement on Form DEF 14A filed on April 28, 2023

●	Information Statement on Form DEF 14C filed on December 29, 2023

●	Current Report on Form 8-K filed on January 17, 2024, January 8, 2024, December 27, 2023, December 22, 2023, December 18, 2023, December 14, 2023, December 6, 2023, November 22, 2023, November 3, 2023, October 18, 2023, September 27, 2023, September 21, 2023, September 15, 2023, September 7, 2023, September 6, 2023, August 23, 2023, August 4, 2023, August 3, 2023, July 11, 2023, May 18, 2023, May 1, 2023 and April 21, 2023, including the exhibits thereto.

You may read and copy any reports, statements, or other information we file at the public reference facilities maintained by the SEC in Room 1590, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for additional information on the operation of the SEC’s public reference facilities. The SEC maintains a website that contains reports, proxy statements, and other information, including those filed by us, at http://www.sec.gov.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Information Statement will be deemed modified, superseded or replaced for purposes of this Information Statement to the extent that a statement contained in this Information Statement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Information Statement modifies, supersedes or replaces such statement.

By Order of the Board

/s/ Yehuda Levy
Yehuda Levy
Interim Chief Executive Officer
January [●], 2024

27

ANNEX A

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EZFILL HOLDINGS, INC.

Yehuda Levy hereby certifies that:

1.	He is the Interim Chief Executive Officer of EzFill Holdings, Inc. (the “Corporation”), a Delaware Corporation

2.	Article I of the Amended and Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

“The name of this company is NextNRG, Inc. (the “Company” or the “Corporation”).”

3.	Article IV of the Amended and Restated Certificate of Incorporation is hereby amended by inserting the following new paragraph to the end of Article IV:

“Upon the effectiveness (the “Effective Time”) of the Corporation’s Amended and Restated Certificate of Incorporation, each [*] shares of Common Stock issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above.

For avoidance of doubt, the Reverse Stock Split shall also apply to the amount of shares of the Company’s common stock issuable upon conversion or exercise of any derivative securities, including options, warrants, and convertible debt or equity.”

4.	Resolutions were duly adopted by the Board of Directors of the Corporation setting forth the foregoing amendment to the Amended and Restated Certificate of Incorporation, and declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation.

5.	That in lieu of a meeting and vote of the stockholders of the Corporation (the “Stockholders”), the Stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the DGCL, and written notice of the adoption of the amendments has been given as provided in Section 228 of the DGCL to every stockholder entitled to such notice. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required.

6.	The aforesaid amendment to the Certificate of Incorporation will take effect on the [*] day of [*], 2024, at 12:01 AM Eastern Standard Time.

7.	The foregoing amendment to the Corporation’s Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

EZFILL HOLDINGS, INC

By:

Name:	Yehuda Levy

Title:	Interim Chief Executive Officer

ANNEX B

AMENDMENT TO THE EZFILL HOLDINGS, INC. 2023 EQUITY INCENTIVE PLAN

1.	Section 4.1 and Section 4.3 of the EzFill Holdings, Inc. 2023 Equity Incentive Plan (the “Plan”) of EzFill Holdings, Inc. (the “Company”) are amended to state as follows:

4. Shares Subject to the Plan.

4.1 Subject to adjustment in accordance with Section 14 (Adjustments Upon Changes in Stock), no more than 2,250,000 shares of Common Stock shall be available for the grant of Awards under the Plan (the “Total Share Reserve”). During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

4.3 Subject to adjustment in accordance with Section 14, no more than 2,250,000 shares of Common Stock may be issued in the aggregate pursuant to the exercise of Incentive Stock Options (the “ISO Limit”).

2.	All other provisions of the Plan remain in full force and effect.